Investor Relations: Shanye Hudson, (510) 661-1600 stx@seagate.com Media Contact: Karin Taylor, (408) 772-8279 karin.h.taylor@seagate.com SEAGATE ANNOUNCES THE RETIREMENT OF MICHAEL R. CANNON, LEAD INDEPENDENT DIRECTOR, AFTER A 40 YEAR HISTORY IN THE DISK DRIVE INDUSTRY SINGAPORE – May 6, 2026 - Seagate Technology Holdings plc (NASDAQ: STX) (the “Company” or “Seagate”), a leading innovator of mass-capacity data storage, announced today that Mike Cannon, Lead Independent Director, has informed the company of his decision to retire from Seagate's Board of Directors at the conclusion of his current term in October 2026. Cannon has served on the Board since February 2011, including five years as Lead Independent Director and five years as Board Chair. "It has been an honor to have served on the Seagate Board of Directors for the past 15 years, and in the disk drive industry before then," said Cannon. "I am very proud of Seagate's unwavering commitment to address the dramatically growing needs for data storage, through the company's relentless focus on technology advancement and operational excellence. I have every confidence that Seagate has the foundations built to further increase its relevance in data storage well through the next decade." "Seagate and the disk drive industry have greatly benefited from Mike's deep knowledge, operational expertise, and unwavering commitment to excellence," said Dave Mosley, Seagate's chair and chief executive officer. "Mike's leadership and counsel have been instrumental in guiding Seagate through transformational changes and strategic growth. We are deeply grateful for his many contributions to Seagate's success and wish him the best in his retirement." Mike's Path and History in the Industry Mike Cannon studied mechanical engineering at Michigan State University (“MSU”) while working full time at the General Motors assembly plant in Lansing, Michigan. On leaving MSU he joined the Boeing Company in Seattle, Washington in 1975 in the Manufacturing Research and Development organization supporting all commercial airplane programs and also the Chinook helicopter and air-launched cruise missile programs. He was selected by Boeing for an Inventor of the Year award in 1983. In 1985 Mike joined the Control Data Corporation’s Magnetic Media Division as the Director of Automation and later was responsible for media development and manufacturing for all hard disk drives (3 1/2", 5 1/4", 8" and 14" disk packs), 1/2" magnetic tape reels for mainframe computers, and also 5 1/4" and 8" floppy disks. He was later responsible for Far East Operations for Control Data residing in Singapore, establishing disk drive manufacturing sites, international procurement offices, and supply chain sources throughout the region. During his tenure at Control Data, Mike completed the Advanced Management Program at the Harvard Business School. He was hired by IBM's Storage Systems Division in 1992 as a Vice President to lead the desktop and mobile disk drive businesses responsible for product development, manufacturing and sales, which returned to profitability in 2 years. He was hired in 1996 as the CEO of Maxtor Corporation, a disk drive and storage systems company, and led its successful IPO in 1998. He went on to serve as Maxtor's CEO for seven years until its acquisition by Seagate. About Seagate Seagate (NASDAQ: STX) is a pioneer in mass-capacity data storage, accelerating ability to harness the full value of data. Our portfolio of advanced storage solutions helps hyperscale cloud providers, enterprises, and consumers protect, create and manage the data that powers their transformation and growth. For more than 45 years, Seagate has driven breakthrough innovations that bring sustainable, high-performance storage to the world at-scale. Learn more at www.seagate.com, and follow us on LinkedIn, YouTube, X and Facebook. © 2026 Seagate Technology LLC. All rights reserved. Seagate, Seagate Technology, and the Spiral logo are registered trademarks of Seagate Technology LLC in the United States and/or other countries.